                                                                   EXHIBIT 10.28


          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


                                SUPPLY AGREEMENT

     This Supply Agreement (the "AGREEMENT") is made as of November 28, 2000, by and between Sierra Wireless Data, Inc. ("SWD"), a Delaware corporation, having an office at Park 80, Plaza West, Suite 200, Saddle Brook, New Jersey, U.S.A., 07663, and GoAmerica Inc., a Delaware corporation having an office at 401 Hackensack Ave., Hackensack, NJ 07601 ("GOA").

WHEREAS the parties desire to enter into a commercial arrangement under which SWD will design, develop, manufacture and sell to GOA an agreed-upon number of data subscriber devices for the Network, as set out in this Agreement.

NOW THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) the parties hereby agree as follows:


1.   INTERPRETATION

1.1 DEFINITIONS. Whenever used in this Agreement, the following words and terms shall have the respective meanings ascribed to them:

     (a) "BUSINESS DAY" means any day other than Saturday, Sunday or any statutory holiday in the United States;

     (b) "CONFIDENTIAL INFORMATION" means all Information disclosed, to a receiving party by a disclosing party, in writing or by way of any other media and marked as proprietary and/or confidential or that by the nature of the circumstances surrounding the disclosure or receipt ought to be treated as proprietary and confidential, except any portion thereof that a receiving party can demonstrate by written records prepared and maintained in the ordinary course of its business or other reasonably sufficient evidence: (a) was known to the receiving party before receipt thereof under this Agreement; (b) is disclosed to the receiving party by a third party who has a right to make such disclosure without any obligation of confidentiality to the other party; (c) is or becomes generally known in the trade without violation of either this Agreement by the receiving party or any confidentiality obligation owed to the disclosing party by any third party; (d) is furnished by the disclosing party to a third party without restriction on subsequent disclosure; or (e) is independently developed by the receiving party or its employees or contractors without reference to the disclosing party's information; provided, that only the particular Information that is specifically excluded, as set forth above, shall be excluded from treatment as Confidential Information hereunder, and not any other Information that happens to appear in proximity to such excluded portion. (For example, a portion of a document may be excluded without affecting the confidential nature of those portions that do not themselves qualify for exclusion). Confidential Information shall also include all notes, copies, summaries and derivative materials, in any media. Confidential Information shall also include, without limitation, any and all information of third parties that is disclosed or obtained pursuant to this Agreement and that would otherwise qualify as Confidential Information as defined herein if disclosed by GOA or SWD. Confidential Information shall also include the specific terms and conditions of this Agreement, but shall not include the general nature of this Agreement;

     (c) "DELIVERY SCHEDULE" means the schedule for delivery by SWD to GOA of the Springboard Products, a copy of which is attached hereto as
          Schedule 1;

     (d)  "EFFECTIVE DATE" means the date of execution of this Agreement;

     (e)  "FORCE MAJEURE" has the meaning set out in section 15.1;

     (f) "INFORMATION" means all forms and types of financial, business, marketing, operations, scientific, technical, economic and engineering information, whether tangible or intangible, including without limitation, patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, codes, know-how, computer software, databases, product names or marks, marketing materials or programs, specifications, shop-practices, customer lists, supplier lists, engineering and manufacturing information, price lists, costing information, employee and consulting relationship information, accounting and financial data, profit margin, marketing and sales data, strategic plans, information concerning new products, trade secrets and all other proprietary information of a disclosing party (including all originals, copies, digests and summaries, in any form, and whether prepared by the disclosing party or a third party);

     (g)  "INTELLECTUAL PROPERTY RIGHTS" has the meaning set forth in section
          12.1;

     (h) "NETWORK" means the AT&T and Verizon Wireless CDPD communications network on which the P1-CDPD Module will operate and all other networks on which the P2-CDMA Ix Module will operate, as advised to SWD by GOA in accordance with section 2.2 hereof,

     (i) "P1-CDPD MODULE(s)" means the SWD/GOA co-branded Phase One CDPD Springboard module, based on current SWD (or its affiliates) CDPD technology, supporting Network functionality and built to the P1-CDPD Module Specifications and includes, without limitation, all Software and documentation related thereto, all Upgrades that are available during the currency of this

          Agreement and the version of GOA's web software provided to SWD prior to manufacture of the module(s);

     (j) "P2-CDMA 1X MODULE(s)" means the SWD/GOA co-branded CDMA 1xRTT Springboard module, supporting voice and data, supporting Network functionality and built to the P2-CDMA Ix Module Specifications and includes, without limitation, all Software and documentation related thereto, all Upgrades that are available during the currency of this Agreement and the version of GOA's web software provided to SWD prior to manufacture of the module(s);

     (k) "P1-CDPD MODULE SPECIFICATIONS" means the design and performance requirements for the P1-CDPD Module, a copy of which shall be given to GOA by SWD once finalized;

     (l) "P2-CDMA IX MODULE SPECIFICATIONS" means the design and performance requirements for the P2-CDMA Ix Module, a copy of which shall be given to GOA by SWD once finalized;

     (m) "PC CARD(s)" means any SWD branded Type H PCMCIA modem card, or co-branded under prior agreement, which is commercially available at the time GOA places a-Purchase Order under section 3.5 and includes, without limitation, all Software and documentation related thereto and any and all Upgrades that are available during the currency of this Agreement;

     (n)  "PRODUCTS" means the Springboard Products and the PC Cards;

     (o) "PURCHASE ORDERS" means purchase orders issued, from time to time, by GOA to SWD pursuant to which GOA shall purchase Products in accordance with the terms of this Agreement, as such purchase orders may be modified in accordance with the terms of this Agreement;

     (p)  "REJECTION" means GOA's written notification to SWD that any Product:
          (i) has not complied with, or performed in accordance with, its Specifications; and/or (ii) has not complied with its part number or revision as set out in the applicable Purchase Order;

     (q) "SHIPPING POINT" means the designated depot in the continental US selected by SWD) as its shipping point for Products;

     (r)  "SOFTWARE" has the meaning set out in section 13.2;

     (s) "SPECIFICATIONS" means the design and performance requirements for each Product, as such may be amended from time to time in accordance with this Agreement;

     (t) "SPRINGBOARD PRODUCTS" means, collectively, the P1-CDPD Module and the P2-CDMA 1x Module; and

     (u) "UPGRADES" shall mean any and all improvements, corrections, modifications, alterations, revisions, extensions and/or enhancements to a Product, which do not change in any significant way the form, fit and functionality defined in the applicable Product Specifications, made or acquired by SWD during the currency of this Agreement.

1.2 HEADINGS. The section and paragraph headings contained herein are included solely for convenience, are not intended to be full or accurate descriptions of the context hereof, and shall not be considered part of this Agreement.

1.3 EXTENDED MEANINGS. Words importing the singular include the plural and vice versa and words importing gender include all genders, unless the context otherwise requires.

1.4 CURRENCY. Unless otherwise indicated, all dollar amounts contained in this Agreement are stated and shall be paid in lawful currency of the United States of America.

1.5 AMENDMENTS. This Agreement may not be amended or modified in any respect except by written instrument signed by duly authorized officers of SWD and GOA.

1.6 WAIVER. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

1.7 SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and such invalid or unenforceable provision shall be construed so as to best accomplish the objectives of such provision within the limits of applicable law.

1.8 SCHEDULES. The following are the schedules attached to this Agreement, each of which forms an integral part of this Agreement:

           Schedule No.                           Scheduled Information
           ------------                           ---------------------
                1                                   Delivery Schedules


1.9 METRICOM PURCHASE AGREEMENT. If GOA is approved by Metricom, Inc. as a "designee" under the Purchase Agreement (the "Metricom Agreement") dated November 9, 1999 between SWD and Metricom., Inc., then to the extent that there is any conflict or inconsistency between the terms and provisions of this Agreement and the terms and provisions of the Metricom Agreement, the terms and provisions of this Agreement will prevail and govern.


2.   DEVELOPMENT

2.1 DEVELOPMENT OF THE SPRINGBOARD PRODUCTS. Upon reasonable request of GOA, during the development of the Springboard Products, SWD shall advise GOA of the status of development and the status of Network and carrier, to the extent applicable, acceptance testing of the Springboard Products.

  Confidential Materials omitted and filed separately with the Securities and
                Exchange Commission. Asterisks denote omissions.


2.2 NOTIFICATION BY GOA OF CARRIER. In order to enable SWD to arrange for acceptance testing of the P2-CDMA 1x Module, GOA shall advise SWD in writing, not less than 180 days prior to the first shipping month for P2-CDMA Ix Modules as described in Schedule 1, of the name of the carrier(s) on whose Network it will sell P2-CDMA Ix Modules and such other details as SWD may require in connection therewith.

2.3 CO-BRANDING. The Springboard Products provided under this Agreement (other than those described in section 3.5) shall carry the GoAmerica trademarked name and may carry such other GOA logo as is expressly agreed to by SWD, in its sole discretion. Such use of the GoAmerica trademark is hereby authorized by GOA and GOA agrees to indemnify and hold SWD harmless for any losses, damages or other liabilities resulting from the use of the GoAmerica trademark. All use will inure to the benefit of GOA and will not vest in SWD any rights in or to such trademark.

2.4 MONTHLY MEETING. In order to best coordinate the sales of the Products, the parties have designated certain product managers to act as liaison between the parties. The designated product managers shall hold meetings, on a monthly basis, by teleconference call or at a mutually agreed location, to review the progress being made in the sales of the Products.


3.   PURCHASES

3.1 SCOPE OF AGREEMENT. The terms and conditions set forth in this Agreement shall govern the supply by SWD of Products to GOA during the currency of this Agreement. All Products shall conform to and be in compliance with the requirements of this Agreement.

3.2 PI-CDIPD MODULE PURCHASES. GOA hereby agrees to purchase and has issued to SWD, and SWD has accepted, a Purchase Order for [**] P1-CDPD Modules at a per unit price of US$[**], on a firm and non-cancelable basis. The [**] PI-CDPD Modules will be delivered to GOA in accordance with Schedule 1, subject only to rescheduling as described in Schedule 1.

3.3 P2-CDMA 1X MODULE PURCHASES. GOA hereby agrees to purchase, and will issue a Purchase Order for [**] P2-CDMA Ix Modules at a per unit price of US$[**], on a firm and non-cancelable basis. The [**] P2-CDMA Ix Modules will be delivered to GOA in accordance with Schedule 1, subject only to rescheduling as described in Schedule I and such other reasonable delay as may be advised by SWD due to unexpected delay of the network certification of the P2-CDMA Ix Module resulting from delayed network deployment by a network carrier designated under section 2.2.

  Confidential Materials omitted and filed separately with the Securities and
                Exchange Commission. Asterisks denote omissions.


3.4 ADDITIONAL PURCHASES. GOA hereby agrees to purchase, and will issue Purchase Orders for [**] Springboard Modules and/or PC Cards, on a firm and non-cancelable basis; provided however that GOA shall not purchase (nor submit a Purchase Order for) more than [**] PC Cards which are intended for use on the Ricochet network. The [**] Springboard Modules and/or PC Cards will be delivered to GOA in accordance with the ordering and forecasting provisions of Article 6 hereto. The price for the Springboard Modules shall be as described in sections
3.2 and 3.3, depending on the particular module ordered. The price for the PC Cards shall be as advised by SWD at * the time of order. GOA shall order all such [**] units in accordance with the provisions of Article 6, in such a manner so that SWD is able to deliver to GOA all [**] units by no later than June 30, 2002. SWD confirms that it received from GOA (and accepted) on September 22, 2000, Purchase Order No. 200526 for [**] AirCard [**] PC Cards, which quantity of PC Cards reduces GOA's commitment to purchase [**] Springboard Modules and/or PC Cards to [**] Springboard Modules and/or PC Cards.

3.5 SUCCESSOR PRODUCT PURCHASES. In addition to the purchases of the Springboard Modules and PC Cards, GOA may from time to time (but is not obligated to):

     a. during the first 12 months following the Effective Date, issue Purchase Orders for other Springboard data modules which SWD is, as of the date of the Purchase Order, commercially shipping, under substantially the same terms and conditions described in this Agreement other than price which shall be as advised by SWD at the time of order;
     b. issue Purchase Orders for additional Products;
in accordance with the ordering and forecasting provisions of Article 6 hereof. None of the purchases under this section will reduce GOA's obligations under sections 3.2 and 3.3, inclusive.

3.6 PURCHASE ORDER TERMS NOT TO APPLY. All Purchase Orders shall comply with the terms of this Agreement. In the event of any inconsistency or conflict between any pre-printed terms on a Purchase Order, order confirmation, invoice or any other commercial forms used by the parties relating to the Products, the terms of this Agreement shall govern.


4.   PRICING AND PAYMENT

4.1 TERMS OF PAYMENT. All prices for Springboard Modules and PC Cards shall be FOB Shipping Point. SWD will invoice GOA for Products purchased upon delivery of such Products to GOA at the Shipping Point and GOA will pay all such invoices within [**] after the invoice date. If deliveries of Product are made in installments, each installment shall be separately invoiced and payment due and payable therefor shall be made accordingly. Prices are exclusive of all federal, provincial, state, municipal or other government, excise, use, sales, occupational or like taxes, tariffs, duties, surcharges, now in force or enacted in the future. Any taxes related to this Agreement shall be paid by GOA, except in those circumstances where SWD is required by law to collect such taxes, and excluding taxes based upon SWD's net income and excluding all import and export duties to the Shipping Point. If, during the first [**] after GOA's receipt of Product, all or a portion of such Product is Rejected, SWD will issue credit for such Product and will re-invoice GOA for such rejected Product once it is repaired or replaced.

  Confidential Materials omitted and filed separately with the Securities and
                Exchange Commission. Asterisks denote omissions.


4.2 [**]GOA. With respect to all Springboard Products purchased by GOA under the terms of this Agreement, [**]in North America (excluding Affiliates of SWD) and: (a) will [**] in terms of [**] in North America (excluding Affiliates of SWD) [**] in the [**] of the [**] on the [**]; and (b) will [**] (as determined at the date of the applicable [**] to any [**]in North America (excluding Affiliates of SWD) [**], in the aggregate, the same or lesser quantity of the [**] on the [**]

4.3 INTEREST. SWD shall be entitled to charge GOA, and GOA shall pay to SWD, interest at the rate of 1.5% per month on all amounts not paid within [**] after date of invoice.


5.   DELIVERY

5.1 SHIPPING POINT. All deliveries of Product will be made to the Shipping Point at SWD's sole cost and expense. Title to the Product and entire risk of loss and damage shall pass to GOA upon its receipt of Products at the Shipping Point.

5.2 ACCEPTANCE OR REJECTION OF PRODUCTS. GOA will inspect and either accept or Reject Products within [**] following its receipt at the Shipping Point. All Products which are not Rejected within such [**] period shall be deemed accepted by GOA. In the case of any Rejection, GOA shall advise SWD with specificity the reasons for such Rejection and any Rejected Products shall be returned promptly to SWD's facilities at SWD's expense. Such Rejected Products shall be replaced by SWD within [**] of receipt by SWD of such Rejected Projects. GOA's right to inspect and test Products shall not relieve SWD from its testing inspection, warranty and quality control obligations.

5.3 DELIVERY CHANGE REQUEST. Changes to Product delivery dates which are not contemplated in section 6.4 may only be made by GOA's authorized purchasing representatives and must be agreed to by SWD. If accepted, written confirmation of such changes will be sent by SWD to GOA within [**] of receiving a change request.

5.4 LATE DELIVERY. Subject to section 6.4, SWD shall deliver the quantity of Product identified in each Purchase Order by the delivery date specified in the Purchase Order, or as agreed by the parties. SWD shall use all reasonable commercial efforts to provide GOA at least [**] notice if any delivery will not arrive by the specified delivery date. Whether or not GOA has been notified of SWD's inability to meet a specified delivery date, should SWD fail to deliver Products within [**] of the specified delivery date, including any rescheduled date accepted by GOA as provided above, except to the extent such failure is due to GOA's breach of this Agreement or a Force Majeure event, GOA may, in addition to any other remedies available to it under this Agreement or by law, rescind the portion of the Purchase Order relating to such delayed Products, upon written notice to SWD.

  Confidential Materials omitted and filed separately with the Securities and
                Exchange Commission. Asterisks denote omissions.


5.5 SHIPPING INSTRUCTIONS. SWD shall properly pack the Products for protection against damage or deterioration that may occur during normal and proper shipment, handling or storage. In the event that GOA specifies that SWD use a method of shipping other than its regular method, SWD will comply with the request and GOA will reimburse SWD for any costs incurred above the costs for the normal method of shipping,


6.   FORECASTS AND ORDERING

6.1 ROLLING FORECASTS. Except to the extent provided in Schedule 1, GOA shall provide to SWD, on a monthly basis, a rolling, good-faith, [**] written sales forecast of expected purchases of all types of Products, in order to assist SWD in production planning. Each forecast shall be updated and delivered to SWD, in writing, on the first day of each month (a "Forecast Date"). In the event GOA fails to furnish a forecast within[**] after any Forecast Date, the then current forecast shall apply until changed at a subsequent Forecast Date. The first [**] of each forecast shall be binding on GOA, subject only to permitted rescheduling of delivery dates and/or increases or decreases in scheduled order quantity under section 6.4, and GOA shall submit (and failing which it shall be deemed to have submitted) a Purchase Order for all Products covered by such [**] period.

6.2 ORDERING. SWD shall confirm receipt of each Purchase Order in writing within [**]of receipt thereof. Such confirmation shall not be deemed acceptance of the Purchase Order (acceptance is governed by section 6.3 hereof). Each Purchase Order shall reference this Agreement and state the part number, Product description, quantity of Products ordered, GOA's desired delivery date, method of shipment, unit price for each Product ordered and total purchase price for the Purchase Order.

6.3 ACCEPTANCE OF PURCHASE ORDER. When a Purchase Order issued by GOA is in accordance with this Agreement placed at the appropriate lead time of [**] and for a quantity of Products ordered for delivery during that [**] period which is the same as the number of units of Products forecasted for that [**] period, SWD shall be obligated to accept (and shall be deemed to have accepted) each such Purchase Order. For Purchase Orders placed at a lead time of between [**] and for a quantity of Products ordered for delivery: (i) during such [**] period which is plus or minus [**]% of the number of units forecasted for delivery during that period; and (ii) during the first [**] thereof which is the same as the number of units of Products forecasted for delivery during that period, SWD shall be obligated to accept (and shall be deemed to have accepted) each such Purchase Order. For Purchase Orders placed at a time other than as previously described and/or for quantities of Products which are outside the previously described forecasted quantities, SWD may either accept or reject such Purchase Orders within five Business Days following receipt of such a Purchase Order. If, within five Business Days after SWD fails to respond to a such a Purchase Order and GOA notifies SWD of such failure, SWD shall be deemed to have accepted the Purchase Order and shall deliver Products in the time and to the extent that would have been required had SWD responded to this Purchase Order in a timely fashion. A Purchase Order may not vary the terms of this Agreement unless an authorized officer of SWD expressly consents in writing.

  Confidential Materials omitted and filed separately with the Securities and
                Exchange Commission. Asterisks denote omissions.


6.4 CHANGES ORDERS AND RESCHEDULING. In the event GOA intends to increase or decrease the quantity of Products scheduled for delivery and/or reschedule delivery dates therefore under any Purchase Order, GOA shall deliver a written change order to SWD identifying the type and quantity of Products to be increased or decreased and/or the rescheduled delivery date. GOA shall be entitled to increase or decrease the quantity of Products scheduled for delivery and/or reschedule delivery dates based upon the number of days advance notice given by GOA to SWD as indicated in Schedule I with respect to the Purchase Orders placed under sections 3.2, 3.3 and 3.4 and otherwise as follows:

     UNITS SCHEDULED FOR DELIVERY WITHIN               CHANGE ALLOWED*
                  [**] days                                 [**]
                  [**] days                                 [**]%
                  [**] days                                 [**]%

*excludes rescheduled delivery quantities


7.   CHANGES TO PRODUCT

7.1 SUBSTITUTIONS. SWD may, from time to time and without notice to GOA, make substitutions and modifications to the Products, provided such substitutions and modifications will not materially affect the form, fit, functions, features or performance of the Products.

7.2 UPGRADES TO PRODUCT. To the extent practicable, SWD will notify GOA in advance of any Upgrades. SWD will provide to GOA, at no charge, all Upgrades as soon as they become available. GOA may require SWD to provide Upgrades to any of its existing inventory at GOA's expense. Notwithstanding the foregoing, if SWD adds new features, characteristics or functions to the Product which are not Upgrades, SWD shall offer the changes to GOA on such terms as the parties may agree.

7.3 GOA INITIATED NEW FEATURES. If GOA determines that a new feature or modification to a Product would be desirable, SVID will use reasonable commercial efforts to incorporate the change. If SWD indicates that it may incorporate the change, SWD and GOA will negotiate in good faith to determine the pricing adjustment and completion and delivery schedule relating to the new feature and modification. SVM will incorporate any changes agreed upon between SWD and GOA as soon as is reasonably practicable.

7.4 CHANGES TO PRODUCT. SWD will notify GOA of any modifications or additions it intends to make to the Products that will materially affect the form, functions, features or performance of the Products, not less then [**] in advance of such implementation. If GOA accepts such changes then it shall, after the implementation by SWD of such changes, purchase Products so revised. If GOA declines to accept such changes, SWD shall, to the extent reasonably commercially practicable, provide GOA with a last chance buy of the old Product.

8.   CONFIDENTIAL INFORMATION

8.1 PERMITTED USE. Confidential Information of each party will be used by the other party solely for the purposes permitted by this Agreement. All Confidential Information will be received and held in confidence by the receiving party, subject to the provisions of this Agreement. Each party acknowledges that it will not obtain any rights of any sort in or to the Confidential Information of the other party as a result of such disclosure and that any such rights must be the subject of separate written agreement(s). Either party may disclose the general nature, but not the specified financial terms, of this Agreement only with the prior written consent of the other party.

8.2 NON-DISCLOSURE. Each party shall use efforts fully commensurate with those employed by the party for the protection of its own Confidential Information of a similar nature, but in any event no less than a reasonable degree of care, to protect the Confidential Information of the other party. The parties will not disclose Confidential Information to anyone except employees and those agents, professional advisors, contractors and Affiliates with a need to know in connection with the purposes under section 8.1 and who are under confidentiality obligations with respect to such Confidential Information.

8.3 REQUIRED DISCLOSURE. Nothing herein shall prevent a receiving party from disclosing all or part of the Confidential Information as necessary pursuant to the lawful requirement of a governmental agency or when disclosure is required by operation of law; provided that prior to any such disclosure, the receiving party shall use reasonable efforts to: (a) promptly notify the disclosing party in writing of such requirement to disclose; and (b) cooperate fully with the disclosing party in protecting against any such disclosure or obtaining a protective order.


9.   OTHER PROVISIONS

9.1 APPOINTMENT AS RESELLER. SWD hereby appoints GOA as a non-exclusive reseller of the Springboard Products for the purpose of resale to the general public in the United States. The aforementioned territory may be expanded upon mutual agreement of the parties.

9.2 NON-EXCLUSIVE ARRANGEMENT. Neither party shall be precluded from discussing, negotiating and/or entering into arrangements with third parties regarding developing, manufacturing and/or selling products which are similar to or competitive with the Products provided under this Agreement.

9.3 SCOPE AND LIMITATION OF AUTHORITY. Each party shall act solely as an independent organization and shall have no power or authority to act for, bind, or commit the other party.

9.4 QUALITY ASSURANCE. During the currency of this Agreement, at any time upon reasonable notice and during normal business hours, SWD agrees to permit GOA to review and examine any of SWD's design, development and production processes relating to the Products provided under this Agreement.

  Confidential Materials omitted and filed separately with the Securities and
                Exchange Commission. Asterisks denote omissions.


9.5 [**] PRODUCTS. The parties to this Agreement wish to record their intention to work together and cooperate in good faith [**] with the GOA product line.

9.6 TECHNICAL SUPPORT. Technical Support for the Products purchased by GOA under this Agreement will be managed via a three-tier Technical Support infrastructure and process as follows:

     LEVEL I TECHNICAL SUPPORT

     GOA will provide Level I Technical Support to their direct and indirect customers for all operating systems and environments supported by SWD's products. Level I Support is defined as calls* originating from GOA's customers, resellers or distributors regarding the Products, GOA Service, Wireless Service Providers, and GOA Products including, but not limited to, pre and post-sale inquiries concerning the basic operation of the hardware and software, functionality, interoperability and capabilities of those products and services. For calls regarding the Products, GOA will make every attempt to answer customer questions and resolve issues using available tools, documentation, test equipment and other materials used to support the Products. If the customer question I issue regarding the products cannot be resolved by GOA Level I support personnel to the customers' satisfaction, the issue will be forwarded to GOA Level II Technical Support for further investigation and resolution.

     *Calls include phone calls, e-mail, web-based inquiries, faxes and letters.

     LEVEL II TECHNICAL SUPPORT

     Level II Technical Support will be provided by GOA support staff directly to GOA Level I Support personnel to assist in the resolution of open customer issues that have not been resolved to the satisfaction of GOA customers during a Level I Support call. GOA Level II issues that are unresolved may be escalated to SWD Technical Support through designated GOA Level II support personnel. SWD will be available to handle GOA escalation requests during normal hours of operation (Weekdays 6:00 AM to 5.00 PM
     PST). SWD Technical Support will work directly with GOA Level II support staff to resolve issues and answer questions; this may require GOA support staff to gather additional information and provide system information or test results back to SWD support staff to aid in the definition and resolution of the problem. It will be GOA support staff's responsibility to communicate directly with the end-user customer.

     LEVEL III TECHNICAL SUPPORT (ESCALATION)

     Level III Technical Support will be provided by SWD support and system engineering staff to resolve issues that cannot be satisfactorily resolved by Level I and Level II Support personnel.

   Confidential Materials omitted and filed separately with the Securities and
                Exchange Commission. Asterisks denote omissions.


      TECHNICAL SUPPORT TRAINING

      Technical Support training and documentation for the Products will be initially provided to GOA Level I and Level II Support staff by SWD. GOA support staff will receive training on the general use, functionality, operation and compatibility of the Products. It will be the duty of the GOA to provide Level I staff with ongoing training. SWD will provide ongoing Level II training. In addition, all support related documentation, training materials, notes, FAQ`s, and web based support materials will be made available to GOA for their use in supporting these Products. The GOA will join TSANET to assist in resolving multivendor issues.

9.7 FREEDOM OF ACTION. This Agreement shall not be construed to prohibit or restrict either party from, without breach of the party's obligations hereunder, developing, making, having made, using, leasing, licensing, buying, selling or otherwise disposing of or dealing with any products or services whatsoever, now or in the future.


10.   PRODUCT WARRANTY

10.1 WARRANTY. For a period of one year from the date of delivery of Products by GOA to an end user customer, but in any event for no longer than [**] from the date of delivery of Products to GOA, SWD warrants that:

      (a) title to all Product shall be free and clear of all liens, encumbrances, security interests or other claims;

      (b) each Product shall be of good quality and be free from defects in materials, workmanship and manufacture under normal use and service;

      (c) all materials, parts, components and other items incorporated in each Product will be new; and

      (d) each Product shall be compliant with, and perform in accordance with, its Specifications.

All Products sold to GOA under this Agreement shall be FCC certified as described in each Product's Specifications.

10.2 WARRANTY RETURNS. GOA shall return defective Product, transportation charges prepaid by GOA, to SWD at its designated depot in the continental United States with SWD's Return Material Authorization Number (RMA) and completed problem sheet. SWD will, at its option, repair, replace or otherwise correct any defective Product at SWD's sole expense, provided however, that in no event shall SWD take longer than [**] from its receipt of such defective Product to perform such repair or replacement. SWD will pay all shipping and other costs incidental to the return of repaired or replacement Product to GOA or GOA's customer. To the extent SWD determines the Product is not defective, GOA or GOA's customer will pay to return the Product to GOA or GOA's customer as applicable. Any Product which is replaced or repaired by SWD shall be warranted as provided in section 10.1 for the remainder of the original warranty period.

10.3 NO WARRANTY. SWD's express warranty shall not apply to any Product damaged as a result of any accident, negligence, use in any application for which the Product is not designed or intended under the terms of this Agreement, modifications after the fact including combination with products not specifically authorized by SWD, or by any other causes unrelated to defective workmanship, materials or manufacture.

10.4 OUT OF WARRANTY REPAIRS. SWD agrees to make available to GOA out of warranty repairs in accordance with its programs in effect at the time of purchase of Products. Such services for non-warranty repairs will be provided at SWD's then current time and materials rates and fees.


11.   DISCLAIMER OF WARRANTY; LIMITATION

11.1 DISCLAIMER. EXCEPT FOR THE EXPRESS WARRANTY SET FORTH IN SECTION 10.1, NEITHER SWD NOR ANY OF ITS AFFILIATES MAKES ANY OTHER WARRANTIES, WHETHER EXPRESSED OR IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY PRODUCT.

11.2 LIMITATION OF LIABILITY. EXCEPT FOR CLAIMS RELATING TO SECTION 13.2, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL (INCLUDING, WITHOUT LIMITATION, LOST PROFITS AND BUSINESS INTERRUPTION), INCIDENTAL, INDIRECT, SPECIAL, ECONOMIC, OR PUNITIVE DAMAGES ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT, WHETHER FOR BREACH OR REPUDIATION OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE OR OTHERWISE, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT FOR AN INTELLECTUAL PROPERTY INDEMNITY OBLIGATION WHICH IS COVERED BY SECTION 12.1, OR A BREACH OF WARRANTY CLAIM WHICH IS COVERED BY SECTION 10.1, THE LIABILITY OF SWD AND ITS AFFILIATES UNDER OR FOR BREACH OF THIS AGREEMENT AND/OR THE SALE OF PRODUCT IS LIMITED TO THE PURCHASE PRICE OF SUCH PRODUCT.


12.   INTELLECTUAL PROPERTY INDEMNITY

12.1 INDEMNITY. Except as specifically provided in section 12.2 below, SWD shall, at all times during the currency of this Agreement and thereafter, defend, indemnify and hold harmless GOA, its shareholders, officers, employees, agents, affiliates and customers, from and against any damages, liabilities, costs and expenses (including reasonable attorneys' fees) arising out of any claim, suit or proceeding brought by a third party asserting that the Products, or any part thereof, infringes or misappropriates any third party US patent, trade secret, copyright, trademark or other proprietary right (collectively, "Intellectual Property Rights"). In the event that such a claim is made, or in SWD's opinion is likely to be made, or the use of the Products is enjoined or, in SWD's opinion is likely to become the subject of an injunction preventing its re-sale or use as contemplated herein, SWD will, at SWD's expense and sole election either: (a) procure for GOA and its customers the right to use such Products; (b) modify such Product so that it becomes non-infringing while giving equivalent functionality and performance such that its use is not enjoined; or
(c) if neither of the foregoing options is reasonably available, refund to GOA all amounts paid for the infringing Products, depreciated on a straight-line basis over a three (3) year period. THE FOREGOING STATES THE SOLE AND EXCLUSIVE LIABILITY OF SWD AND ITS AFFILIATES FOR INFRINGEMENT AND IS IN LIEU OF ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED OR STATUTORY, IN REGARD THERETO.

12.2 EXCLUSIONS. SWD shall have no liability or obligation to GOA or its customers with respect to any patent, trade secret, copyright, trademark or other proprietary right infringement claim to the extent based upon: (a) use of the Products in an application or environment or on a platform or with devices for which the Product was not designed or contemplated to the extent that such use caused the infringement; (b) modifications, alterations, combinations or enhancements of the Product not created by SWD or with SWD's consent, solely to the extent that such modification, alteration, combination or enhancement caused the infringement; (c) any patent, copyright or trade secret which GOA or any of its Affiliates owns or has elusive interest; (d) any GOA defined feature that SWD incorporates into a Product at GOA's request or (e) failure of GOA or its customer to install any corrections or enhancements made available by SWD at no charge that maintain equivalent or better functionality and performance, solely to the extent that such correction or enhancement would have avoided the infringement claim, SWD's obligations hereunder do not apply to any alleged infringement occurring after GOA has received written notice of such alleged infringement.


13.   LICENSE GRANT

13.1  LICENSE GRANT.

      (a) The Products and their software and related documentation may bear certain tradenames, trademarks, trade devices, logos, codes or other symbols of SWD (the "INDICIA"). GOA will be allowed to use, and is encouraged to use, the Indicia in GOA's publicity related to the Products, provided that: (i) all uses of Indicia by GOA shall be subject to pro-publication or pre-use review and approval by SWD, and (ii) if, in SWD's judgment and prior to any use thereof by GOA, any use of Indicia by GOA is deemed detrimental to the Indicia or SWD's reputation, or is deemed otherwise undesirable, SWD may withdraw such permission without liability as a result thereof. Such use will inure to the benefit of SWD and will not vest in GOA any rights in or to the Indicia.

      (b) GOA will not conduct business under any of the Indicia or derivatives or variations thereof, and GOA will not directly or indirectly hold itself out as having any relations to SWD or its Affiliates other than as set forth herein. Indicia may be used by GOA only to advertise and promote the Products themselves, and may not be used to identify GOA. Indicia will not be used in GOA's advertising, promotion, or catalogues in a manner that implies SWD's endorsement of products, software (including related documentation), or services not purchased from SWD. GOA will not remove or alter any Indicia applied to the Products or software (including related documentation) without the prior written approval of SWD.

13.2 SOFTWARE LICENSE. Certain items of Products sold to GOA hereunder may contain or be accompanied by Software in executable code form (the "Software") and, except as otherwise expressly provided herein, all references to "Products" in this Agreement shall be deemed to include the accompanying Software, provided that nothing herein shall be construed as the sale of any Software to GOA. Pursuant to a separate license agreement provided by SWD to GOA and attached as an Appendix hereto, SWD will grant to GOA a non-exclusive license to use, in object form only, and sublicense to its end-user customers, the Software solely in the Products for the duration of the useful life of such Products and subject to the terms and conditions of this Agreement. GOA shall not, without the prior written consent of SWD: (a) alter, modify, translate or adapt any Software or create any derivative works based thereon; (b) copy any Software; (c) assign, sublicense or otherwise transfer the Software in whole or in pan, except as permitted herein; (d) use the Software except as specifically contemplated in this Agreement; or (e) disclose the Software to any third party. The entire right, title and interest in the Software shall remain with SWD and GOA shall remove any copyright notices or other legends from the Software or any accompanying documentation.


14.   OWNERSHIP OF INTELLECTUAL PROPERTY

14.1 OWNERSHIP BY SWD. Except for licenses otherwise expressly granted under this Agreement, the sale of Products hereunder does not convey to GOA any Intellectual Property Rights in the Products and GOA acknowledges SWD's exclusive rights thereto. Neither the sale of Products or any provision of this Agreement will be construed to grant to GOA, either expressly, by implication or by way of estoppel, any license under any other Intellectual Property Rights of SVM covering or relating to any other product or invention of SWD, or any combination of the Product with any other product of SWD.


15.   FORCE MAJEURE

15.1 FORCE MAJEURE. Neither party shall be liable in any respect for its failure to perform any of its obligations hereunder (other than failure to make any payments when due hereunder and other than failure to perform all obligations under Article 2 hereof) during any period in which performance is prevented, interrupted or delayed by fire, flood, war, embargo, riot or the intervention of any government authority, strikes, walkouts or other labor disturbances, an industry-wide lack of components or materials or a shortage or lack of components or materials from a single source supplier to SWD that has claimed an event of force majeure, or delay in transportation beyond the reasonable control of the party experiencing same (each a "Force Majeure"), except that lack of funds or credit shall not constitute a Force Majeure. The party so affected shall, upon giving prompt written notice to the other party of the delay and the cause- therefor, be excused from performance to the extent of the Force Majeure; provided however, that the party so affected shall use reasonable efforts to avoid or remove such causes of non-performance and shall continue performance hereunder with the utmost dispatch whenever such causes are removed.

16.   TERMINATION

16.1 TERMINATION. Either party may terminate this Agreement and/or any order issued hereunder at any time by providing written notice to the other party in the event that the other party:

      (a) fails to comply in any substantial way with any material provision of this Agreement or any order issued hereunder and in the case of a breach of which is capable of remedy, fails to remedy same within thirty (30) days of notification of said breach, or

      (b) becomes insolvent or makes an assignment for the benefit of creditors, or a receiver or similar officer is appointed to take charge of all or a part of a party's assets or institutes any proceedings for liquidation or the winding up of its business, and such condition is not cured within thirty (30) days.

There shall be no termination for cause because of a Force Majeure. Termination under this section 16 shall not limit a non-breaching party's additional rights and remedies available to it at law or equity


17.   GENERAL

17.1 NOTICES. Any notice given under this Agreement must be in writing and will be effective when delivered personally or deposited in the mail, postage prepaid and addressed to the parties at their respective addresses set forth below, or at any new address subsequently designated in writing by either party to the other and will be deemed received on the third business day after mailing:

If to Sierra Wireless Data, Inc.               With a copy to:

Park 80, Plaza West                            Sierra Wireless, Inc.
Suite 200                                      13575 Commerce Parkway, Suite 150
Saddle Brook, NJ 07663 USA                     Richmond, BC, Canada V6V 2LI

Attention: President                           Attention: President

If to GOA

401 Hackensack Ave.
Hackensack, NJ 07601

Attention: Management,
Procurement Department


17.2  PUBLICITY.

      (a) Upon the later of (i) the execution of this Agreement; or (ii) the receipt by SWD of the Purchase Order for P1-CDPD Modules, the parties will jointly announce their arrangements under this Agreement.

      (b) Neither party shall originate any publicity, news release or other public announcement relating to this Agreement, its terms or the existence of an arrangement between the parties without the prior written approval of the other party, except as otherwise required by law or as permitted pursuant to this Agreement

17.3 ORGANIZATION, AUTHORIZATION, ETC. Each of SWD and GOA represents and warrants to the other that: (a) it is a corporation duly organized, validly existing and in good standing under the laws of its incorporating jurisdiction and has all requisite corporate power and authority to enter into this Agreement; (b) it is duly authorized by all requisite action to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and that the same do not and will not conflict or cause a default with respect to such party's obligations under any other agreement; (c) it has duly executed and delivered this Agreement; and (d) (i) it is authorized to disclose any and all Confidential Information made available by it to the other party pursuant to this Agreement; and (ii) it shall not disclose to the other party any Information that is confidential or proprietary to itself or to a third party unless such information is identified as Confidential Information.

17.4 RELATIONSHIP OF THE PARTIES. Neither party is, and nothing herein or performed hereunder shall be represented or construed as constituting either party as, an agent or representative of the other. Neither party has authority to make any representation, guarantee, warranty commitment or agreement on behalf of the other, to incur any liability or indebtedness on behalf of the other or otherwise to bind the other.

17.5 ASSIGNMENT. Neither this Agreement nor any rights or obligations hereunder shall be assigned by SWD or GOA without the prior written consent of the other party hereto, except that either party may assign this Agreement in whole or in part to a successor company in the event of a reorganization or acquisition of all or substantially all of the assets or shares of the party.

17.6 ENUREMENT. This Agreement shall enure to the benefit of and be binding upon each of SWD and GOA and their respective successors (including any successor by reason of amalgamation, merger or other corporate reorganization of either party) and permitted assigns.

17.7 EXPORT. Both parties agree to comply with all export laws and restrictions and regulations of Canada and the United States Department of Commerce or other sovereign agency or authority, and not to export, or allow the export or re-export of any technical data or any direct product thereof in violation of any such restrictions, laws or regulations, or unless and until all required licenses and authorizations are obtained. During the currency of this Agreement, each party agrees to reasonably cooperate with the other party and to otherwise provide reasonable assistance to the other party in exporting the Products as may be requested by the other party from time to time.

17.8 COMPLIANCE WITH LAWS. Each party shall comply with all laws, legislation, rules, regulations, and governmental requirements with respect to the Products, and the performance by the party of its obligations hereunder, of any and all applicable jurisdictions, including without limitation obtaining and maintaining any and all consents, licenses, approvals, registrations, certifications and authorizations required for the installation and use of the Products hereunder and necessary for the performance under this Agreement in such jurisdictions. In the event that this Agreement is required to be registered with any governmental authority, the parties shall mutually cooperate to cause such registration to be made and shall share any expense or tax payable in respect thereof.

17.9 INFORMAL DISPUTE RESOLUTION. Prior to the initiation of litigation, the parties shall first attempt to resolve their dispute on an informal basis in accordance with this section. The party believing itself aggrieved (the "Invoking Party") shall call for management involvement in the dispute negotiation by written notice to the other party. The parties shall use their best efforts to arrange personal meetings and/or telephone conferences as needed between the negotiators for the parties, who shall be senior management executives for each party. If a resolution is not achieved within ninety (90) days, then either party shall have the right to commence litigation proceedings in a trial to the court. Each party agrees to continue performing its obligations under this Agreement while any dispute is being resolved unless and until such obligations are terminated by the termination or expiration of this Agreement.

17.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware, without regard for any choice or conflict of laws rule or provision that would result in the application of the substantive law of any other jurisdiction. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.


SIERRA WIRELESS DATA, INC.                  GOAMERICA INC.


    /s/ Jason Cohenour                        /s/ Joseph Korb
-----------------------------------         ------------------------------------
Signature                                   Signature


           Jason Cohenour                         Joseph Korb
-----------------------------------         ------------------------------------
Name:                                       Name:


                                                  President
-----------------------------------         ------------------------------------
Title:                                      Title:

  Confidential Materials omitted and filed separately with the Securities and
                Exchange Commission. Asterisks denote omissions.


                                   SCHEDULE 1
                               DELIVERY SCHEDULES

                            P1-CDPD MODULE PURCHASES

--------------------------------------------------------------------------------
        Shipping Month                            Number of PC Cards
--------------------------------------------------------------------------------
               1                                          [**]
--------------------------------------------------------------------------------
               2                                          [**]
--------------------------------------------------------------------------------
               3                                          [**]
--------------------------------------------------------------------------------
               4                                          [**]
--------------------------------------------------------------------------------
               5                                          [**]
--------------------------------------------------------------------------------
               6                                          [**]
--------------------------------------------------------------------------------
                                   Total: [**]
--------------------------------------------------------------------------------


* Month 1 is [**]. The particular delivery date within each month shall be as advised by SWD to GOA.

Rescheduling - with reference to section 6.4, units scheduled for delivery in months 1, 2 and 3 may not be rescheduled. Units scheduled for delivery in months 4, 5 and 6 may be rescheduled plus or minus [**]% of the original amount (i.e. excludes any deferred amount) by a maximum of [**] from its originally scheduled date, on at least [**]prior notice.


                           P2-CDMA 1X MODULE PURCHASES

--------------------------------------------------------------------------------
        Shipping Month                            Number of PC Cards
--------------------------------------------------------------------------------
               1*                                        [**]
--------------------------------------------------------------------------------
               2                                         [**]
--------------------------------------------------------------------------------
               3                                         [**]
--------------------------------------------------------------------------------
               4                                         [**]
--------------------------------------------------------------------------------
               5                                         [**]
--------------------------------------------------------------------------------
               6                                         [**]
--------------------------------------------------------------------------------
               7                                         [**]
--------------------------------------------------------------------------------
                               Total: [**]
--------------------------------------------------------------------------------

* Month 1 is [**]. If GOA notifies SWD under section 2.2 with a shorter lead time than that contemplated therein, this delivery schedule shall delay, day-for-day. The particular delivery date within each such month shall be as advised by SWD to GOA.

Rescheduling - same as above for PI-CDPD Module, with month 7 being treated the same as months 4, 5 and 6 therein.